Exhibit 99.1

FOR IMMEDIATE RELEASE

KMG CHEMICALS NAMES GERALD G. ERMENTROUT AND CHRISTOPHER T.
FRASER TO BOARD OF DIRECTORS

Charles M. Neff, Jr. Retires from the Board

HOUSTON, TX – June 3, 2008 – KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in niche markets, today announced that Messrs. Gerald G. Ermentrout and Christopher T. Fraser have joined its Board of Directors.  With these additions and the retirement of Charles M. Neff, Jr., the Board is now comprised of 9 members.

Mr. Ermentrout brings over 30 years experience in industrial gases and electronic chemicals to the Company.  He joined Air Products and Chemicals, Inc. in 1975 and held various positions until his retirement in early 2007.  From 1996 to 2007, Mr. Ermentrout served as the Vice President and General Manager of the Electronic Chemicals Division, which included the High-Purity Process Chemicals (“HPPC”) business that KMG acquired in December 2007.  In that position, he managed Air Products’ global materials and equipment business serving the semiconductor and flat panel display industries, with responsibility for sales, marketing and operations.  During his tenure at Air Products, Mr. Ermentrout also held positions where he managed oxygen, nitrogen and hydrogen plants and pipeline systems, as well as managed major acquisitions and divestitures.  He received a Bachelor of Science in Engineering from the US Naval Academy and a Masters of Business Administration from Lehigh University.

Mr. Fraser brings broad experience in the chemical industry, much of that experience with major, global participants in that industry.  He is currently the President and CEO of Chemical Lime Company, a position he has held since 2006.  Chemical Lime is the leading North American producer of calcium based (limestone), alkaline products with various industrial applications including the manufacture of steel, water treatment, flue gas desulphurization, and chemical production.  Before joining Chemical Lime, Mr. Fraser was President and CEO of OCI Chemical Corporation, a wholly-owned subsidiary of DC Chemical Co.  OCI is among the world’s leading producers of high quality soda ash and sodium percarbonate.  Prior to joining OCI in 1990, Mr. Fraser held various positions of responsibility in sales, marketing, business development, operations and general management.  Mr. Fraser holds Bachelor of Science degrees in Chemistry and in Business Administration from the University of Connecticut, as well as a Masters of Business Administration from Pepperdine University.

Neal Butler, President and CEO of KMG, commented, “We are very pleased to welcome Jerry and Chris to the Board.  Their extensive experience encompassing marketing, sales, operations, and manufacturing will be extremely valuable as we continue to execute

KMG’s strategy to acquire, optimize and grow specialty chemical product lines and businesses.”

David Hatcher, Chairman of the Board said, “Charles Neff has resigned from our Board effective May 31, because he has begun a new business venture to which he is devoting substantial attention.  We would like to thank him for his outstanding contributions and dedicated service as a member of the Board over the past 17 years.  He has been instrumental to our success and we wish him all the best.”

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to niche markets.  The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes.  Its current operations are focused on the wood treatment, electronic, and agricultural chemical markets.  For more information, visit the Company's web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
KMG Chemicals, Inc.	Melissa Dixon
713-600-3814	212-836-9613
JSobchak@kmgchemicals.com	MDixon@equityny.com
www.kmgchemicals.com

Linda Latman
212-836-9609
LLatman@equityny.com
www.theequitygroup.com

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